                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            CHAD THERAPEUTICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                             CHAD THERAPEUTICS, INC.


                      NOTICE OF ANNUAL SHAREHOLDERS MEETING
                          TO BE HELD SEPTEMBER 15, 1998


        The Annual Meeting of Shareholders of Chad Therapeutics, Inc. (the "Company") will be held at the Marriott Hotel, 21850 Oxnard Street, Woodland Hills, CA 91367 on September 15,1998, at 10:00 a.m., Los Angeles time (the "Meeting"), for the following purposes:

        1. to elect (4) directors of the Company to the 2000 Class to serve during the ensuing two years or until their successors have been duly elected and qualified. The Board of Directors' nominees for election are Thomas E. Jones, John C. Boyd, Norman Cooper and Earl L. Yager.

        2. to ratify the appointment of KPMG Peat Marwick LLP, certified public accountants, as independent auditors, and

        3. to transact such other business as may properly come before the Meeting and any adjournments thereof

        Pursuant to the Bylaws of the Company, the Board of Directors has fixed July 17, 1998, as the record date for the determination of such shareholders entitled to notice of and to vote at the Meeting, and all adjournments thereof, and only shareholders of record at the close of business on that date are entitled to such notice and to vote at the Meeting.

        We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the meeting by executing and returning the enclosed Proxy. Whether or not you expect to attend the meeting in person, please date and sign the accompanying Proxy and return it promptly in the envelope enclosed for that purpose. If a shareholder receives more than one Proxy because he owns shares registered in different names or addresses, each Proxy should be completed and returned.


                                         By Order of the Board of Directors



                                                    EARL L. YAGER
                                                      Secretary

Chatsworth, California
July 17, 1998

                             CHAD THERAPEUTICS, INC.

                              21622 Plummer Street
                          Chatsworth, California 91311
                                 (818) 882-0883

                           --------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                           --------------------------

                               September 15, 1998

                           --------------------------

                                 PROXY STATEMENT

                                   ----------



                               GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Chad Therapeutics, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Marriott Hotel, 21850 Oxnard Street, Woodland Hills, CA 91367, at 10:00 a.m., Los Angeles Time, on September 15,1998, and any adjournments thereof (the "Meeting").

                        VOTING AND REVOCABILITY OF PROXY

    July 17, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and all adjournments thereof. As of July 17, 1998, there were 10,012,423 of the Company's Common Shares entitled to a vote at the Meeting. This Proxy Statement and the accompanying Proxy will first be mailed to shareholders on or about July 20, 1998. The Company's 1998 Annual Report to Shareholders, including financial statements for the fiscal year ended March 31, 1998, has been enclosed for the benefit of shareholders entitled to vote at the Meeting.

    Proxies may be revoked at any time before they are voted by filing with the Secretary of the Company a written notice of revocation, or by executing a Proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Meeting who expresses a desire to vote his shares in person. Subject to any such revocation, all shares represented by properly executed Proxies will be voted in accordance with the specifications on the enclosed Proxy. If no such specification is made, the shares will be voted as follows: (1) for the election of each of the nominees named herein as directors (but the person designated as proxy reserves discretion to cast votes for other persons in the unanticipated event that any such nominee becomes unavailable to serve), and (2) to ratify the appointment of KPMG Peat Marwick LLP, certified public accountants, as the Company's independent auditors for its fiscal year commencing April 1, 1998.

VOTE REQUIRED FOR APPROVAL

        1. Election of Directors

        Section 708 of the California Corporations Code provides that a shareholder may vote for one or more directors by cumulative voting provided that the name of the candidates for whom the cumulative votes would be cast have been placed in nomination prior to the voting and that the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate his votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for the election of directors. Cumulative voting means that each shareholder is entitled to as many votes as equal the number of shares that he owns multiplied by the number of directors to be elected. He may cast all of such votes for a single nominee or he may distribute them among any two or more nominees, as he sees fit. If cumulative voting is not requested, each shareholder will be entitled to one vote per share for each director to be elected.

        The enclosed Proxy vests in the proxyholder cumulative voting rights. The person authorized to vote shares represented by executed Proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as he may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld. In any case, the Proxies may be voted for less than the entire number of nominees if any situation arises which, in the opinion of the proxyholder, makes such action necessary or desirable. The four (4) nominees who receive the largest number of votes shall be elected, provided that each of them receives at least a majority of the quorum.

        2. Other Matters

        On any matters which may come before the Meeting, shareholders will be entitled to one vote for each share held of record. Approval of the proposal to ratify the appointment of KPMG, requires the affirmative vote of a majority of the Common Shares represented and voting at the Meeting.

        The presence in person or proxy of the persons entitled to vote a majority of the issued and outstanding Common Shares constitutes a quorum for the transaction of business at the Meeting.



                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table sets forth as of June 30, 1998, the ownership of the Common Shares by those persons known by the Company to own beneficially 5% or more of such shares, by each director who owns any such shares and by all officers and directors of the Company as a group:

          Name and Address                                                 Amount    Percent Owned
          Charles R. Adams (1) (2) ................................        675,838       6.8%
          Thomas E. Jones (1) (2) .................................         25,000        .3%
          Francis R. Fleming (1) (2) ..............................        249,583       2.5%
          David L. Cutter (1) (2) .................................         71,829        .7%
          Norman Cooper (1) (2) ...................................         75,331        .8%
          John C. Boyd (1) (2) ....................................        142,621       1.4%
          Philip Wolfstein (1) (2) ................................        152,759       1.5%
          Earl L. Yager (1) (2) ...................................        177,152       1.8%
          All Officers and Directors as a group (11 people) (2) ...      1,731,988      17.3%
          Kevin Kimberlin (3) .....................................        836,560       8.4%

      (1) The address of each director is 21622 Plummer Street, Chatsworth, CA 91311.

      (2) Includes shares subject to options which are currently exercisable or which become exercisable within sixty (60) days: Charles R. Adams - 132,097 shares, Thomas E. Jones - 10,000 shares, Francis R. Fleming 95,990 shares, David L Cutter - 17,382 shares, Norman Cooper - 17,382 shares, John C. Boyd - 17,382 shares, Philip Wolfstein - 17,382 shares, Earl L. Yager 37,080 shares, all Officers and Directors as a group 421,055 shares.

      (3) Mr. Kimberlin's address is c/o Spencer Trask, 535 Madison Avenue, New York, NY 10022.


SECTION 16 REPORTS

        Under the Federal securities laws, the Company's directors, its executive officers and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the most recent fiscal years or prior fiscal years. In making these statements, the Company has relied on the written representations of its directors and executive officers and its ten percent shareholders and copies of the reports that they have filed with the Securities and Exchange Commission. To the best of the Company's knowledge, all of the filing requirements were satisfied by the Company's directors and executive officers and ten percent shareholders in fiscal 1998.



                              ELECTION OF DIRECTORS
NOMINEES

        The Bylaws of the Company, as amended, provide that the Board of Directors shall not be less than five and not more than 13 and shall be fixed from time to time by resolution of the Board of Directors. At its meeting in October, 1997, the Board of Directors fixed the number of directors constituting the entire Board at eight.

        The Bylaws divide the Board into two classes, Class I and Class II. Four directors have terms of office that expire at the 1998 Annual Meeting, and these four directors are standing for reelection for a two-year term as Class II members. These directors are Messrs. Jones, Boyd, Cooper and Yager. The remaining four Class I members will continue to serve until the 1999 Annual Meeting.

        All nominees for election as Class II members of the Board of Directors at the 1998 Annual Meeting will be elected for a term of two years and shall serve until their terms expire at the 2000 Annual Meeting or until their successors are duly elected and qualified.

        It is the intention of the person named in the proxy to vote such proxies for the election of the four listed nominees, each of whom has consented to be a nominee and serve as a director if elected. If events not now known or anticipated make any of the nominees unwilling or unable to serve, the proxies will be voted in the discretion of the holder of such proxies for other nominees not named herein in lieu of those unwilling or unable to serve.

        The nominees for election to Class II and the incumbents in Class I have supplied the following information pertaining to their age and principal occupation or employment during the past five (5) years:

            NAME                  AGE                POSITION                      DIRECTOR SINCE
     INCUMBENTS IN CLASS I

     Charles R. Adams             70       Chairman of the Board                       1982
     Francis R. Fleming           60       President, Chief Operating
                                           Officer and Director                        1994
     David L. Cutter              69       Director                                    1983
     Philip Wolfstein             47       Director                                    1994

     NOMINEES TO CLASS II

     Thomas E. Jones              54       Chief Executive Officer and Director        1997
     Norman Cooper                67       Director                                    1986
     John C. Boyd                 65       Director                                    1986
     Earl L. Yager                52       Senior Vice President, Chief
                                           Financial Officer, Secretary
                                           and Director                                1988

        Charles R. Adams has been a director of the Company since its formation in August, 1982. He was Chief Executive Officer of the Company from 1982 until March 1998, and President of the Company from 1982 until March 1995. From October, 1980, until August, 1982, he was an independent consultant to numerous companies in the health care field, including Syntex, DuPont and 3M. Prior to joining the Company, he was employed for 27 years by Riker Laboratories U.S.A., a major manufacturer and distributor of pharmaceuticals. Mr. Adams served for 14 years as either President or Vice President, General Manager of Riker. Mr. Adams was both a director of the Pharmaceutical Manufacturers Association and Chairman of the Western Pharmaceutical Group for more than 10 years. He has served on the State of California Pharmacy Advisory Commission, on the University of Southern California College of Pharmacy Board of Advisors, on the Northridge Hospital Foundation Board of Trustees and with numerous other professional and civic organizations.

        Thomas E. Jones was elected Chief Executive Officer of the Company effective April 1, 1998, and has been Vice Chairman and a director since October, 1997. From 1996 to 1997 he was an independent consultant to numerous companies in the health care field, including the Company from March, 1997. From 1973 to 1996, he was employed by Nellcor Puritan Bennett Corporation and its predecessor, Puritan Bennett, Inc., a major manufacturer of respiratory products, where Mr. Jones served in a number of positions leading up to Senior Vice President and General Manager of home care business from 1989 to 1996. Mr. Jones was a director of the Compressed Gas Association for 16 years, including a one year term as Chairman, and was a director of the International Oxygen Manufacturers Association for eight years. He is currently a member of the Engineering Advisory Board at the University of Kansas.

        Francis R. Fleming has been President and Chief Operating Officer of the Company since April, 1995 and was Executive Vice President from April 1, 1993 to March 1, 1995 and Vice President and Marketing Director from April, 1983 to April, 1993. Prior thereto, he was employed by Riker Laboratories and 3M for 20 years, ultimately as the National Sales Manager for the Personal Care Products Department for 3M. Prior to this assignment, he was General Manager of Riker, Canada, and a member of 3M's Canada Management Committee.

        David L. Cutter has been a director of the Company since May, 1983, He is retired Chairman of the Board of Trustees of Alta Bates Medical Center and a director of Civic Bancorp. He was the President of Herrick Hospital and Health Center from 1978 to 1984. He is the retired Chairman of the Board of Cutter Laboratories, Inc. a wholly-owned subsidiary of Bayer A.G. Leverkusen, Germany He was a director of the Pharmaceutical Manufacturers Association from 1972-1978 (past chairman of the Medical Devices and Diagnostic Products Section), and a director of the Medical Surgical Manufacturers' Association from 1971-1973.

        Philip Wolfstein has been a director of the Company since October, 1994. He has been President and a director of Wolfstein International, Inc., an international trading company, since 1976. Mr. Wolfstein is the elected representative of the Packer/Processor And Purveyor/Trader Sector of the U.S. Red Meat Industry to the Executive Committee of the U.S. Meat Export Federation.

        Norman Cooper has been a director of the Company since May, 1986. Mr. Cooper is the retired Chairman of the Board of Kallir, Philips, Ross, Inc., a major advertising agency specializing in the health care field. He has been with Kallir, Philips, Ross, Inc. since 1965 and was named Executive Vice President in 1972, Chief Operating Officer in 1981 and President in 1985. Mr. Cooper is a licensed pharmacist; and is a member of the American Marketing Association, the Pharmaceutical Manufacturers Association and the Pharmaceutical Advertising Council.

        John C. Boyd has been a director of the Company since May, 1986. Mr. Boyd was General Manager of Dunaway Equipment Co., Inc. from 1991 to 1994, a company specializing in the sale and service of equipment in the logging industry. He was President of Beaty Leasing & Rental, an automobile leasing and rental firm which he founded, from 1982 to 1991. From 1969 to 1982, Mr. Boyd served as Personnel Director and Manager of Marketing Administration for Riker Laboratories, Inc.

        Earl L. Yager has been Senior Vice President of the Company since April, 1995, Chief Financial Officer since May, 1983, and Secretary and a director since July, 1988. From May, 1980, until May, 1983, he was President of Calabasas Enterprises, Inc., a privately owned real estate investment and development company. From May, 1975, to February, 1982, he was managing partner in the accounting firm of Fermrite, Yager and Blank. Mr. Yager has been a certified public accountant since 1970 and is a member of the American Institute of Certified Public Accountants.


INFORMATION CONCERNING BOARD OF DIRECTORS AND CERTAIN COMMITTEES

        The Board of Directors holds regular meetings and held a total of five
(5) meetings during the fiscal year ended March 31, 1998. Each director attended every meeting of the Board and of each committee of which he was a member. In addition, the Board considered and adopted resolutions by unanimous written consent during the fiscal year ended March 31,1998.

        Three committees have been created by the Board of Directors - a Finance and Audit Committee, a Compensation Committee and an Organization Committee. The members of the Finance and Audit committee are Messrs. Cutter, Cooper and Wolfstein. Mr. Cutter is the Chairman of the Finance and Audit Committee. The Finance and Audit Committee met twice during the fiscal year ended March 31, 1998. The members of the Compensation Committee are Messrs. Boyd, Cooper and Wolfstein. Mr. Boyd is the Chairman of the Compensation Committee. The Compensation Committee held one formal meeting and held a number of informal discussions during the fiscal year ended March 31,1998. The members of the Organization Committee are Messrs. Adams, Boyd, Cooper, Cutter and Wolfstein. Mr. Cooper is the Chairman of the Organization Committee. The Organization Committee met in two formal meetings and held a number of informal discussions during the fiscal year ended March 31, 1998.

        The functions of the Finance and Audit Committee include, among other things, reviewing and making recommendations to the Board of Directors with respect to (1) the engagement or reengagement of an independent accounting firm to audit the Company's financial statements, (2) the policies and procedures of the Company and management with respect to maintaining the Company's books and records and furnishing necessary information to the independent auditors, and
(3) the adequacy of the Company's internal accounting controls.

        The functions of the Compensation Committee include making recommendations to the Board of Directors regarding compensation for the principal officers and other key employees of the Company, incentive compensation to employees and other employee compensation and benefits.

        The functions of the Organization Committee include reviewing and making recommendations for Board committee assignments, screening and making recommendations regarding candidates for Board of Directors vacancies and studying and making recommendations regarding succession and replacement of key executives.

        In addition to the aforementioned committees of the Board of Directors, the Company also has a Stock Option Committee which administers the Company's Stock Option Plan. The Stock Option Committee is comprised of Messrs. Boyd, Cutter and Wolfstein. Mr. Wolfstein is chairman of the Stock Option Committee, which met three times during the past fiscal year.

        Each non-employee director is entitled to receive his expenses and a fee of $1000 for each Board meeting attended and $100 for each committee meeting attended unless the committee meeting occurs on the same day as the Board meeting in which event, each non-employee director received only the fee for attending a Board meeting. In addition, each non-employee director receives a quarterly retainer in the amount of $2,500. Directors who are also employees do not receive separate compensation for services as directors.

                               EXECUTIVE OFFICERS

The executive officers of the Company are:

                NAME                       AGE            POSITION
             Charles R. Adams               70   Chairman of the Board
             Thomas E. Jones                54   Chief Executive Officer
             Francis R. Fleming             60   President and Chief Operating Officer
             Earl L. Yager                  52   Senior Vice President,
                                                 Chief Financial Officer and Secretary
             Oscar J. Sanchez               55   Vice President - Engineering and Development
             Louie Goryoka                  41   Vice President - Quality Assurance
                                                 and Regulatory Affairs
             Alfonso Del Toro               40   Vice President - Manufacturing

        Oscar J. Sanchez has been Vice President of Engineering and Development since September, 1996, and was Vice President of Manufacturing for the Company from April, 1993 to August, 1996, and Manufacturing Manager from April, 1983 to April, 1993. Prior to this assignment, Mr. Sanchez occupied various positions of responsibility in Engineering and Management both inside and outside the U.S. The most recent as Director of Manufacturing for Riker Laboratories in Mexico City. He has been an active member of the Society of Manufacturing Engineers for 20 years where he served two terms as elected Chairman of the Los Angeles Chapter.

        Louie Goryoka has been Vice President of Quality Assurance and Regulatory Affairs for the Company since April, 1996, and was Quality Assurance and Regulatory Affairs Manager from July, 1995 to March, 1996. From March, 1994, to June, 1995, he was an independent consultant to various companies in the health care field specializing in quality assurance, regulatory affairs and as an ISO 9000 Assessor. From October, 1992, to March, 1994, he was Director of Quality Assurance and Regulatory Affairs for Trimedyne, Inc. and from October, 1990, to October, 1992, held the same position at Respiratory Support Products. He has served as the Co-Chairman for the California Orange County Regulatory Affairs Professional Organization and is currently an active member of the American Society for Quality Control and the Regulatory Affairs Professional Society. He is also a Certified Quality Engineer and an ISO 9000 lead Auditor.

        Alfonso Del Toro was appointed Vice President, Manufacturing of the Company in January, 1998, and was Manufacturing Manager from January, 1997 to December, 1997. From 1993 to 1996 he was Manufacturing Manager for VIA Medical Corp. From 1986 to 1993, he was employed by Nellcor, Inc., a major manufacturer of respiratory products where Mr. Del Toro served in several positions leading up to Senior Principal Manufacturing Engineer.


        For the biographies of Messrs. Adams, Jones, Fleming and Yager, see "Election of Directors - Nominees".

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION
                                                                                    ----------------------
                                                                  ANNUAL                     AWARDS
                                                               COMPENSATION                  ------
                 NAME AND                                   -------------------            SECURITIES           ALL OTHER
            PRINCIPAL POSITION                    YEAR      SALARY      BONUS(1)       UNDERLYING OPTIONS     COMPENSATION(2)
            ------------------                    ----      -------     --------       ------------------     ---------------
                                                              ($)         ($)                 (#)                   ($)


Charles R. Adams(3)                               1998      306,000           --                 --                 4,750
   Chairman of the Board                          1997      291,600       29,160                 --                22,697
                                                  1996      278,400       55,680                 --                14,877

Francis R. Fleming                                1998      182,640           --             25,000                 2,707
   President and                                  1997      174,000       17,400                 --                12,250
      Chief Operating Officer                     1996      165,600       33,120                 --                12,120

Earl L. Yager                                     1998      170,160           --             20,000                 4,750
   Senior Vice President,                         1997      162,000       16,200                 --                12,250
      Chief Financial Officer and Secretary       1996      154,800       30,960                 --                12,120

Oscar J. Sanchez                                  1998      132,240           --             15,000                 4,750
   Vice President                                 1997      126,000       12,600                 --                10,990
      Engineering and Development                 1996      121,200        9,696                 --                10,821

Louie Goryoka                                     1998      123,000           --             10,000                 1,500
   Vice President, Quality Assurance              1997      120,000       12,000                 --                 5,355
                                                  1996       63,756       12,751             30,000                    --

(1) Annual bonus amounts are earned, accrued and paid during the fiscal years indicated.

(2) These amounts consist of: (a) payments of premiums on a life insurance policy on Mr. Adam's life pursuant to an employment contract of $10,447 in 1997 and $2,757 in 1996 and (b) contributions by the Company in 1998, 1997 and 1996 to the Chad Therapeutics, Inc. Employee Savings and Retirement Plan as follows: Mr. Adams $4,750, $12,250 and $12,120, Mr. Fleming $2,707, $12,250 and $12,120, Mr. Yager $4,750, $12,250 and $12,120, Mr.
      Sanchez $4,750, $10,990, and $10,821 and Mr. Goryoka $1,500 and $5,355 in
      1998 and 1997, respectively.

(3) Throughout the fiscal year ended March 31, 1998, Mr. Adams served as Chief Executive Officer.


OPTION GRANTS FOR THE YEAR ENDED MARCH 31, 1998


                                                                                              POTENTIAL
                                                                                          REALIZED VALUE AT
                                                                                            ASSUMED ANNUAL
                                   % OF TOTAL                                            RATES OF STOCK PRICE
                                    OPTIONS                                                APPRECIATION FOR
                       OPTIONS     GRANTED TO                                               OPTION TERM(4)
                      GRANTED(#)    EMPLOYEES     EXERCISE PRICE       EXPIRATION        -------------------
       NAME              (1,2)     DURING 1995    ($)PER SHARE(3)         DATE             5%          10%
-------------------   ----------   -----------    ---------------    ----------------    -------     -------
Francis R. Fleming      25,000        10%             9.75           October 28, 2007    153,000     388,000
Earl L. Yager           20,000         8%             9.75           October 28, 2007    123,000     311,000
Oscar J. Sanchez        15,000         6%             9.75           October 28, 2007     92,000     233,000
Louie Goryoka           10,000         4%             9.75           October 28, 2007     61,000     155,000
Alfonso Del Toro         5,000         2%             9.75           October 28, 2007     31,000      78,000



(1) These options vest in annual cumulative 20% installments, with the first installment vesting on the first anniversary of the date of the grant.

(2) Under the terms of the Company's stock option plan, the Stock Option Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

(3) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(4) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

AGGREGATED OPINION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AT MARCH 31, 1998


                                                                                    NUMBER OF                Value of
                                                                             SECURITIES UNDERLYING         Unexercised
                                                                                 UNEXERCISED               In-the-Money
                                                                                  OPTIONS AT                Options at
                                 SHARES                                          MARCH 31, 1998            March 31, 1998
                               ACQUIRED                   VALUE                   EXERCISABLE/             Exercisable/
       NAME                 ON EXERCISE (#)            REALIZED ($)              UNEXERCISABLE            Unexercisable ($)
--------------------      -------------------       -----------------      ------------------------      -------------------
Charles R. Adams                49,640                   210,000              132,097/-0-                    758,000/-0-
Francis R. Fleming                -0-                      -0-                95,990/55,900                 403,000/185,000
Earl L. Yager                    5,408                    29,000              37,080/44,720                 222,000/148,000
Oscar J. Sanchez                  -0-                      -0-                62,000/30,450                 221,000/92,000
Louie Goryoka                     -0-                      -0-                12,360/28,540                        -0-/-0-


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In May 1997, the Company made a loan of $130,000 to Mr. Louie Goryoka to assist Mr. Goryoka in relocation of his personal residence. The loan was approved by the Board of Directors and is evidenced by a promissory note bearing interest at the rate of 7.25%. The outstanding balance on the loan at June 13, 1998, was $124,990.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None of the members of the Compensation Committee are or formerly were officers or employees of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. Furthermore, none of the executive officers of the Company served as a member of the Board of Directors, Compensation Committee or committee performing equivalent functions of any other company.

EMPLOYMENT AGREEMENT

      Effective April 1, 1998, the Company and Thomas E. Jones entered into an employment agreement pursuant to which the Company employs Mr. Jones as Chief Executive Officer and Vice Chairman of the Board of Directors (the "Employment Agreement"). The Employment Agreement provides for a base salary of $250,000 per year, which amount is subject to annual review by the Board of Directors. In addition, Mr. Jones is eligible to receive a bonus in an amount to be determined by the Board of Directors, provided that such bonus shall not be less than 10% of his base salary for the year ending March 31, 1999. In order to assist Mr. Jones with his relocation to Southern California, the Company has agreed to reimburse Mr. Jones for certain expenses not to exceed $2,300 a month during the first 24 months of Mr. Jones' employment. Mr. Jones is also entitled to participate in all stock option, severance and benefit plans adopted by the Company.

      The Employment Agreement does not have a specific term. The Employment Agreement may be terminated at any time by the Company, with or without cause, and may be terminated by Mr. Jones upon 90 days notice. If Mr. Jones resigns or is terminated for cause (as defined in the Employment Agreement), he is entitled to receive only his base salary and accrued vacation through the effective date of his resignation or termination. If Mr. Jones is termination without cause during the year ending March 31, 1999, he is entitled to a severance benefit of $550,000, payable over 24 months. If Mr. Jones is terminated without cause after March 31, 1999, he is entitled to receive a severance benefit in accordance with the Company's Severance and Change of Control Plan (the "Plan") or, if such Plan is not applicable, a severance benefit equal to 200% of his salary and incentive bonus for the prior fiscal year. A description of the Plan is set forth below.

      In connection with his employment, Mr. Jones was granted options to acquire 90,000 shares at $9.75 per share. The options vest over 5 years; however, all outstanding options will accelerate and become immediately exercisable upon a Change of Control or Ownership Change as defined in the Plan.

SEVERANCE AND CHANGE OF CONTROL PLAN

        The Company has adopted a Severance and Change of Control Plan pursuant to which 12 of the Company's officers, including each of the named executive officers, have entered into Severance and Change of Control Agreements with the Company (the "Severance Agreements"). The Severance Agreements provide that each named executive officer is entitled to a lump sum severance benefit equal to 200% of his aggregate compensation for the prior calendar year (the amounts vary for other officers) if the officer is terminated without cause (as defined in the Severance Agreements) and not offered a comparable position within 60 days or if the executive suffers a change in duties, in either case, within 24 months of a Change of Control or Ownership Change of the Company (as defined in the Severance Agreements). If any payment due a named executive officer pursuant to the Severance Agreements would be deemed an excess parachute payment under
Section 280G of the Internal Revenue Code, then the Company may reduce such payment to the extent necessary to avoid all taxes and penalties under Section 280G. Separately, the Company provided for accelerated vesting of all outstanding options upon Change of Control or Ownership Change of the Company.

        A change in duties is defined in the Severance Agreements to include, among other things, an involuntary reduction in authority, any reduction in annual salary, a reduction of 10% or more in aggregate compensation or re-location to a site more than 50 miles from the executive officer's principal place of employment.

        A Change of Control or Ownership Change shall be deemed to have occurred if (i) as a result of a tender offer or sale of stock any person acquires 20% or more of the Company's Common Stock, (ii) the Company merges into another corporation or, as a result of a merger, shareholders of the Company own less than 70% of the voting stock of the surviving entity, (iii) more than one third of the Company's directors are replaced during any 12 month period by directors who were not endorsed by a majority of the Board, (iv) the Company is dissolved or sells substantially all of its assets, or (v) any other event occurs which the Board of Directors deems to constitute an Ownership Change.



             REPORTS OF THE COMPENSATION AND STOCK OPTION COMMITTEE


    All members of the Compensation Committee are independent, non-employee directors. The Compensation Committee is responsible for reviewing the Company's compensation policies and making recommendations to the Board with respect to executive compensation, In addition, the Company currently has a Stock Option Committee, comprised entirely of independent non-employee directors, which is responsible for administering the Company's Stock Option Plan.

      The Company's compensation policies are designed to:

      o attract and retain well-qualified executives who are willing to work in a small, growing company;
      o create a performance-oriented environment which recognizes both annual and long-term results;
      o strengthen the identification of executive officers with shareholder interests; and
      o      reward long-term commitment to the Company.

        Compensation of the Company's executive officers is composed primarily of salary, bonuses and stock options.

        1. SALARIES - Salaries for executive officers are established with a view towards maintaining the Company's competitive ability to retain well-qualified executive officers. The Committee reviews executive pay statistics compiled by the Health Industry Manufacturers Association ("HIMA"). It generally seeks to fix executive salaries at or near the midpoint for positions of comparable responsibility in companies of comparable size in the HIMA study. Salaries are reviewed annually by the Compensation Committee which consults with the Chief Executive Officer on the appropriate salary levels for each of the executive officers. Salary levels are generally increased as executives assume new or expanded responsibilities.

        2. BONUSES - The Company does not have a formal incentive bonus plan with fixed performance standards. The Compensation Committee annually reviews executive performance to determine if bonuses would be appropriate. Payment of bonuses is entirely discretionary and bonuses have generally not exceeded 20% of base compensation. Cash bonuses are the Company's primary means for rewarding superior performance during the immediate past year. The Compensation Committee's standards for determining bonus amounts are subjective and are not governed by any specific, quantitative criteria. The Compensation Committee confers with the Chief Executive Officer regarding the contribution which each executive officer made to the Company's performance during the previous year in order to determine if bonuses should be paid and if so, the appropriate amount of bonus to be paid. Factors considered in the award of bonuses include (in order of importance) - profitability, growth in profits, growth in sales, improved gross profit margins and achievement of goals which enhance the Company's opportunities for future growth. The Compensation Committee does not accord any specific numerical weight to these factors. No bonuses were paid for the year ended March 31, 1998.

        3. STOCK OPTIONS - Stock options are intended to strengthen the identification of executive officers with the interests of the Company's shareholders. Stock options are used by the Stock Option Committee as a form of long-term incentive compensation and not as reenumeration for the past year's services. The Stock Option Committee grants options and fixes their terms subject to the provisions of the Company's stock option plan adopted on September 20, 1994. There are no fixed performance criteria which govern the grant of stock options. The Stock Option Committee's standards for determining the number of options granted are subjective. The Stock Option Committee confers with the Chief Executive Officer regarding the contribution which each executive officer made to the Company's performance during previous years and likely future contributions in order to determine if stock options should be granted and if so, the appropriate amount of options to be granted. The Stock Option Committee generally grants options as a reward for sustained superior performance reflected in the Company's operating results as well as to reward long-term commitment to the Company. Stock option grants are generally structured to provide executives with an incentive to continue with the Company. In this regard, consideration is given to the number of options held by an officer, their exercise price and vesting dates. All options granted have an option price not less than the fair market value of the stock on the date of the grant, generally vest over a period of five years and only attain a value if the price of the stock increases.


        BASIS FOR COMPENSATION OF THE CEO

        During the fiscal year ending March 31, 1998, Charles R. Adams received total annual compensation of $306,000 as compared to total annual compensation of $320,760 for the prior fiscal year. All of Mr. Adams' annual compensation for fiscal 1998 was in the form of salary; no bonuses were awarded to Mr. Adams in light of the Company's financial performance during the year. Mr. Adams' salary for fiscal 1998 reflected a 5% increase over his base salary for the prior fiscal year. The Compensation Committee established this increase for Mr. Adams (and an identical percentage increase for each of the other executive officers) early in the fiscal year with a view towards maintaining the Company's executive salaries near the mid point for officers of companies of comparable size in the HIMA study as well as in recognition of the strong financial performance in fiscal 1997 when the Company achieved a 29% growth in sales and record profits of more than $5,000,000. The Compensation Committee also noted the leadership provided by Mr. Adams during fiscal 1998 in identifying his successor and in negotiating the arrangement by which Mr. Thomas E. Jones became Chief Executive Officer of the Company on April 1, 1998. The Stock Option Committee did not award any stock options to Mr. Adams during fiscal 1998 in view of the number of options already held by Mr. Adams as well as his imminent retirement as the Company's CEO.




               Compensation Committee            Stock Option Committee



               John Boyd (Chairman)              Philip Wolfstein (Chairman)
               Philip Wolfstein                  John Boyd
               Norman Cooper                     David Cutter

                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                  AMONG CHAD THERAPEUTICS, MEDIA GENERAL INDEX
                               AND SIC CODE INDEX


                               [GRAPHIC OMITTED]


-------------------------------FISCAL YEAR ENDING-------------------------------

COMPANY                   1993     1994      1995      1996      1997      1998

CHAD THERAPEUTICS A        100    141.48    211.05    462.05    362.18    253.99
INDUSTRY INDEX             100     81.27    115.80    181.64    185.33    255.68
BROAD MARKET               100    106.17    116.68    152.85    176.81    258.64


ASSUMES $100 INVESTED ON APR. 1, 1993
ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDING MAR. 31, 1998

The broad market index chosen was Media General Composite. The Industry Index chosen was SIC Code 3841, Surgical & Medical Instruments & Apparatus. The current composition of the index is as follows:


AKSYS LTD.                              GENERAL SURGICAL INNOVATIONS            ORTHOLOGIC CORP.
ALARIS MEDICAL INC.                     GISH BIOMEDICAL INC.                    OXBORO MEDICAL INTERNATIONAL
ANGEION CORP.                           GUIDANT  CORP.                          PARADIGM MEDICAL INDUSTRIES
APPLIED IMAGING CORP.                   HAEMONETICS CORP.                       PERCLOSE INC.
ARROW INTERNATIONAL INC.                HEARTPORT INC.                          QUEST MEDICAL INC.
ARTERIAL VASCULAR ENGINEERING           HEARX LTD.                              RESMED INC.
AVECOR CARDIOVASCULAR                   HUMASCAN INC.                           ROCHESTER  MEDICAL CORP.
BALLARD MEDICAL PRODUCTS                I-FLOW CORP.                            SOMNUS MEDICAL TECHS INC.
BAXTER INTERNATIONAL INC.               ICU MEDICAL INC.                        SPECIALIZED HEALTH PROD.
BECTON, DICKINSON AND CO.               INTEGRATED SURGICAL SYSTEMS             STRATEGIC DIAGNOSTICS
BIO-PLEXUS INC.                         INTELLIGENT MED IMAGING                 STRYKER CORP.
BIOJECT MEDICAL TECH                    KENSEY NASH CORP.                       SWISSRAY INTERNATIONAL INC.
BIONX IMPLANTS INC.                     MED-DESIGN CORP.                        THERMO CARDIOSYSTEMS INC.
BOSTON SCIENTIFIC CORP.                 MEDAMICUS INC.                          THORATEC LABS CORP.
C. R. BARD INC.                         MEDI-JECT CORPORATION                   ULTRAFEM INC.
CARDIOVASCULAR DYNAMICS                 MEDICAL DYNAMICS INC.                   UNITED STATES SURGICAL
CLOSURE MEDICAL CORP.                   MEDWAVE INC.                            UNIVEC INC.
CONCEPTUS INC.                          MERIDIAN MEDICAL TECH                   UROMED CORP.
CRYO-CELL INTERNATIONAL INC.            MERIT MEDICAL SYSTEMS                   UTAH MEDICAL PRODUCTS
DIASYS CORP.                            MICRO THERAPEUTICS INC.                 VENTANA MEDICAL SYSTEMS
EP MEDSYSTEMS INC.                      MINNTECH CORP.                          VIDAMED INC.
FEMRX INC.                              NITINOL MEDICAL TECH                    VITAL SIGNS INC.
FOCAL INC                               NOVAMETRIX MEDICAL SYSTEMS              VIVUS INC.
FRESENIUS MED CARE AG                   OPHTHALMIC IMAGING SYSTEMS              W.R. GRACE AND CO.
FUSION MEDICAL TECH                     OPTICAL SENSORS INC.                    XOMED SURGICAL PRODUCTS

                              INDEPENDENT AUDITORS


        The Board of Directors has appointed, subject to ratification by the shareholders, KPMG Peat Marwick LLP as independent auditors for the fiscal year commencing April 1, 1998. A representative of KPMG Peat Marwick LLP is expected to attend the Meeting to make any statements he may desire and respond to shareholders' questions.

        THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.


                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
                             FOR 1999 ANNUAL MEETING


        Any proposal, relating to a proper subject, which a shareholder may intend to present for action at the Annual Meeting of Shareholders to be held in September, 1999, and which such shareholders may wish to have included in the proxy materials for such, in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, must be received in proper form by the Secretary of the Company at 21622 Plummer Street, Chatsworth, California 91311, not later than March 15, 1999. It is suggested that any such proposal be submitted by certified mail, return receipt requested.


                              OTHER PROPOSED ACTION


        The Meeting is called for the purposes set forth in the notice thereof accompanying this Proxy Statement. Management is not aware of any matters to come before the Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which management is not now aware may come before the Meeting or any adjournment thereof, the Proxies confer discretionary authority with respect to acting thereon, and the person named in such Proxies intends to vote, act and consent in accordance with his best judgment with respect thereto.


                         PERSONS MAKING THE SOLICITATION


        The accompanying Proxy is solicited by the Board of Directors of the Company. The Company will pay all expenses of the preparation, printing and mailing to the shareholders of the enclosed Proxy, accompanying notice and Proxy Statement.

                             CHAD THERAPEUTICS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Charles R. Adams and Thomas E. Jones, and either of them, as Proxyholders, with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all the shares of voting capital stock of Chad Therapeutics, Inc. held of record by the undersigned at the close of business on July 17, 1998 (and in the case of item I to cumulate and allocate said votes for directors in his discretion), at the Annual Meeting of Shareholders to be held on September 15, 1998, and at any and all adjournment(s) thereof.

        The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR AND FOR APPROVAL OF PROPOSAL 2.

        In their discretion the proxyholder's are authorized to vote upon such other business as may properly come before the meeting.

                         (TO BE SIGNED ON REVERSE SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                            CHAD THERAPEUTICS, INC.

                               SEPTEMBER 15, 1998


                Please Detach and Mail in the Envelope Provided

A [X] Please mark your votes
      as in this example.


                FOR  WITHHELD                                                                       FOR  AGAINST  ABSTAIN
1. Election of  [ ]    [ ]       NOMINEES: Thomas E. Jones  2. Proposal to ratify the appointment   [ ]    [ ]      [ ]
   Directors                               Norman Cooper       of KPMG Peat Marwick LLP as
                                           John C. Boyd        independent Certified Accountants
                                           Earl L. Yager       and Auditors.

FOR, EXCEPT VOTE WITHHELD FROM                              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
THE FOLLOWING NOMINEE(S):                                   CARD PROMPTLY USING THE ENCLOSED ENVELOPE

------------------------------



SIGNATURE:                                 DATE:
          -------------------------------        --------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please